UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported) September 2, 2014
BLYTH, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

1-13026 (Commission File Number)	36-2984916 (IRS Employer Identification No.)
One East Weaver Street Greenwich, Connecticut (Address of principal executive offices)	06831 (Zip Code)
(203) 661-1926
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 7.01 Regulation FD Disclosure
On September 2, 2014, Blyth, Inc., a Delaware corporation (“Blyth” or the “Company”), ViSalus, Inc., a Nevada corporation (“ViSalus”), and certain holders of the Series B Redeemable Convertible Preferred Stock, par value $0.01 per share, of ViSalus (the “Series B Holders”) reached an agreement in principle to complete a recapitalization transaction, as described below (the “Recapitalization Transaction”). In connection with the Recapitalization, it is expected that the Company will enter into the below-described agreements. The agreement in principle is non-binding and is subject to a number of conditions including, without limitation, entry into the below-described agreements. There can be no assurance that the Recapitalization Transaction will be consummated or, if consummated, that the Recapitalization Transaction will positively impact the results of either Blyth or ViSalus.
Recapitalization Agreement
It is expected that Blyth, ViSalus and the Series B Holders will enter into a Recapitalization Agreement (the “Recapitalization Agreement”). Pursuant to the Recapitalization Agreement, ViSalus would be recapitalized (the “Recapitalization”) by effecting the mandatory exchange of each issued and outstanding share of the Series A Redeemable Convertible Preferred Stock, par value $0.01 per share, and the Series B Redeemable Convertible Preferred Stock, par value $0.01 per share, (collectively the “Preferred Stock”) of ViSalus for 38.23233 shares of Class B Common Stock of ViSalus, thereby (i) reducing Blyth’s ownership interest in ViSalus from approximately 80.9% to approximately 10% and increasing the ownership interest of the holders of the Preferred Stock from approximately 19.9% to approximately 90% and (ii) eliminating the obligation of ViSalus to redeem the Preferred Stock in 2017 (for approximately $143.2 million) and the related guaranty by Blyth of ViSalus’s performance of such obligation.
Pursuant to the Recapitalization Agreement, (i) Blyth would agree to reimburse and pay on behalf of ViSalus 80% of the legal fees and disbursements reasonably charged by its legal counsel in connection with the Recapitalization and the transactions related thereto, up to a maximum amount of $200,000, (ii) Blyth would agree to reimburse and pay on behalf of ViSalus 80% of the legal fees and disbursements reasonably charged by ViSalus’s legal counsel and reasonable out-of-pocket expenses incurred by ViSalus in defending ViSalus and certain others against the claims asserted by the plaintiffs in a putative class action that is now pending in the United States District Court in the Eastern District of Michigan, Southern Division (which is described in the second paragraph under “Item 1.01. Legal Proceedings” in Blyth’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 filed on August 1, 2014) (the “Lawsuit”), up to a maximum amount of $4.0 million, (iii) Blyth would agree to indemnify and hold harmless ViSalus, the Series B Holders and certain others from and against any losses arising out of, attributable to, or resulting from (x) the failure of any of the representations and warranties made by Blyth in the Recapitalization Agreement to be true and correct in all respects, or (y) the breach or alleged breach by Blyth of any covenant or agreement set forth in such agreement, (iv) Blyth would agree to defend, indemnify and hold ViSalus, each of the Series B Holders and certain others harmless from and against, and pay to such indemnified persons, the amount of any losses arising out of, attributable to or resulting from claims relating to the Recapitalization that are asserted against such indemnified persons by persons or entities that are not parties to such agreement (a “Third Party”), and might settle, compromise or otherwise resolve any such claim and (v) Blyth and ViSalus would terminate certain intercompany agreements.
Transition Services Agreement
In connection with the Recapitalization, Blyth and ViSalus would enter into a Transition Services Agreement (the “Transition Services Agreement”) pursuant to which Blyth would agree to provide certain services (the “Transition Services”) to ViSalus and its subsidiaries following the consummation of the Recapitalization. The Transition Services to be provided or made available would include, among others, general administrative services, certain business support services, payroll services and maintenance of certain insurance policies and employee benefit programs. Transition Services would be provided for terms that vary by service and are generally considered sufficient to allow ViSalus to arrange for such services on its own behalf following the Recapitalization. The Transition Services would be provided at a fee that is 6% greater than Blyth’s actual, out-of-pocket expenses in providing the applicable Transition Service.
Revolving Credit Facility Commitment Letter
In connection with the Recapitalization, Blyth would issue a commitment letter (the “Commitment Letter”) pursuant to which Blyth would agree to make available to ViSalus a revolving credit facility (the “Revolving Credit Facility”). Pursuant to the Revolving Credit Facility, Blyth would lend ViSalus up to $6.0 million and loans made under the Revolving Credit Facility would bear interest at a rate of ten percent (10%) per annum. Interest would be paid monthly and there would be no higher default rate of interest. The Revolving Credit Facility would terminate on the later of (i) the date that is 60 months after the Revolving Credit Facility closed or (ii) resolution of the Lawsuit. Loans made under the Revolving Credit Facility would be permitted to be voluntarily repaid, and the Revolving Credit Facility would be permitted to be terminated by ViSalus, subject to certain conditions. Loans made under the Revolving Credit Facility would be unsecured. Blyth’s commitment to make the Revolving Credit Facility available to ViSalus would be subject to certain conditions, including the entry by the founders of ViSalus, Robert B. Goergen, Todd A. Goergen and/or certain of their affiliates (the “Founder Lenders”) into a loan agreement pursuant to which they would make a revolving credit facility available to ViSalus in an amount at least equal to the amount of the Revolving Credit Facility and on terms that are substantially identical to the terms of the Revolving Credit Facility (the “Founder Revolving Credit Facility”). Loans made under the Revolving Credit Facility (“Revolving Loans”) and loans made under the Founder Revolving Credit Facility (“Founder Revolving Loans”) would rank equally with each other. The Founder Lenders would, simultaneously with the funding of any Revolving Loan, fund a Founder Revolving Loan. The respective amounts of the simultaneous Revolving Loan and the Founder Revolving Loan would be pro-rata in accordance with the respective amount of the commitments under the Revolving Credit Facility and the Founder Revolving Credit Facility. There would be no financial performance covenants under the Revolving Credit Facility and limited negative covenants. ViSalus would be permitted to obtain financing from other parties, whether that financing is secured or unsecured.
Consent Agreement, Supplemental Indenture and Collateral Agreement
It is expected that the Company would enter into a Consent Agreement (the “Consent Agreement”) with the beneficial holders of the Company’s 6.00% Senior Notes due 2017 in the aggregate principal amount outstanding of $50,000,000 (the “Notes”) pursuant to which such beneficial holders would consent to the consummation of the Recapitalization transactions and to certain amendments to the Notes and to the Indenture dated as of May 10, 2013 pursuant to which the Notes were issued, all as would be set forth in a First Supplemental Indenture (the “Supplemental Indenture”).
The terms of the Indenture and the Notes, prior to the amendments that would be made pursuant to the Supplemental Indenture, are described in the Company’s Current Report on Form 8-K filed on May 10, 2013, which description is incorporated herein by reference and is qualified in its entirety by reference to the full text of the Indenture and the form of the Notes contained therein, attached as Exhibit 4.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2013 filed on August 2, 2013.
Pursuant to the Supplemental Indenture, the Notes and the Indenture would be amended to provide for (i) mandatory redemption of the Notes on the first to occur of (A) the Company and/or its subsidiaries obtaining third-party financing in the amount of at least $50,000,000 and (B) the date that is six months after the date that the Supplemental Indenture is entered into; (ii) optional prepayment, in full, at any time prior to the mandatory redemption date; and (iii) the guaranty by certain of the Company’s subsidiaries (the “Subsidiary Guarantors”) of the payment and performance of the Company’s obligations under the Indenture.
To secure the obligations under the Indenture, the Company, the Subsidiary Guarantors and U.S. Bank National Association as collateral agent (in such capacity, the “Collateral Agent”) would enter into a Collateral Agreement pursuant to which the Company and the Subsidiary Guarantors would grant to the Collateral Agent a security interest in substantially all of the personal property and certain of the real property of the Company and the Subsidiary Guarantors.
Related Parties
The Recapitalization, if completed, will involve related parties. Robert B. Goergen (Blyth’s executive Chairman of the Board of Directors), Robert B. Goergen, Jr. (Blyth’s President and Chief Executive Officer) and Todd A. Goergen (the Chief Operating Officer and Interim Chief Financial Officer of ViSalus) own approximately 1.76%, 0.07% and 0.56%, respectively, of the outstanding capital stock of ViSalus. If the Recapitalization is completed, they will own 8.29%, 0.34% and 2.81%, respectively, of the outstanding capital stock of ViSalus.
The descriptions set forth above of the proposed Recapitalization Agreement, the proposed Transition Services Agreement, the proposed Commitment Letter, the proposed Consent Agreement, the proposed Collateral Agreement, and the proposed Supplemental Indenture (including the amendments to the Notes that would be provided for therein) are summary in nature and are qualified in their entirety by reference to the full text of such documents, which will be attached as Exhibits to a Form 8-K that will be filed by the Company if and when the Recapitalization is completed.
In connection with the proposed Recapitalization, Ryan J. Blair resigned from his position as a Vice President of the Company.
On September 2, 2014, Blyth issued a press release announcing the above-described agreement in principle regarding the Recapitalization. The press release is attached to this report as Exhibit 99.1 and is incorporated here by reference.

The information reported in this Item 7.01 (including the press release) is furnished to and not “filed” with the Commission for the purposes of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

99.1	Press release dated September 2, 2014
Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning the Recapitalization Transaction, payment to be made by ViSalus to the holders of its preferred stock in December 2017 and Blyth’s guaranty of ViSalus’s obligation with respect to the making of that payment. Forward-looking statements also include statements concerning Blyth’s and ViSalus’s plans, objectives, goals, strategies, future events, performance or future value and underlying assumptions and other statements that are other than statements of historical facts and may be identified by words such as “will,” “would,” “expect” or “intend” and any other similar words. Actual results could differ materially due to various factors, including those described in this Current Report on Form 8-K and in “Item 1A - Risk Factors” of our most recently filed Quarterly Report on Form 10-Q and other filings with the Securities and Exchange Commission. The forward-looking statements made in this Current Report on Form 8-K are made only as of the date hereof, and Blyth undertakes no obligation to update them to reflect subsequent events or circumstances except as may be required by securities laws.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
BLYTH, INC.
Date: September 2, 2014                 By:    /s/ Michael S. Novins
Michael S. Novins
Vice President & General Counsel